EXHIBIT 99.1
REGISTRANT’S PRESS RELEASE DATED 10/28/2005

EvergreenBancorp Reports Continued Growth Following Expansion

(SEATTLE, WA – October 28, 2005) — EvergreenBancorp, Inc. (OTCBB: EVGG) released its results for the third quarter, announcing 15.7% growth in its total assets year over year reaching a record $231.4 million.

President and CEO Gerry Hatler said, “We are pleased to see the steady advance in the growth of EvergreenBank, a wholly-owned subsidiary of the company. This consistent growth reflects the market’s response to our branch expansion program which began in 2001.”

Total loans increased 12.8% over the same period last year reaching $165.1 million. This growth was supported by an increase in deposits of 19.5% reaching $193.2 million and resulted in increased market share for the company.

Hatler said, “We see good levels of growth in our balance sheet, and we have maintained excellent loan quality.” Non-performing assets represented .21% of total loans compared to .25% for the same period last year. The reserve for loan losses decreased to 1.17% of total loans compared with 1.26% last year, reflecting the strong quality and the significant growth in the loan category. Further strength is evidenced by maintaining a well capitalized capital to asset ratio of 7.67% compared to 8.58% last year.

Hatler went on to say, “The focus of loan growth is further reflected in our net interest income, after provision for loan losses, which improved 12.8% over the first nine months of last year.” The company’s net interest income, after provision for loan losses, for the nine months reached $7.3 million compared to $6.4 million at the end of the third quarter 2004. Net income ended the third quarter at $200.8 thousand, or $0.10 per diluted share, compared to $301.0 thousand or $0.15 per share for the same quarter last year, while year to date net income ended at $714.3 thousand, or $0.35 per diluted share versus $866.7 thousand in 2004, or $0.43 per diluted share.

An 11.9% increase in total revenue (net of interest expense) for the first nine months was offset by a 16.6% increase in non-interest expenses over last year. Hatler said, “The opening of two new offices in the last twelve months caused our non-interest expenses to increase at a greater rate than our increase in revenue. The increase is primarily in staffing and premises costs. We are pleased with the growth in our balance sheet, and we anticipate the investments we have made in our future over the past four years to make a positive impact on future earnings.”

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

EvergreenBank is an award-winning institution, named one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine. EvergreenBank operates six offices in Seattle, Bellevue, Lynnwood, and Federal Way. EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350
Nancy S. Juetten, 425-641-5214, nancy@nsjmktg.com